March 30, 2009

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Regions Morgan Keegan Select Funds
File Nos. 033-44737; 811-06511
Post-Effective Amendment No. 51

Ladies and Gentlemen:

     We have acted as counsel to Regions Morgan Keegan Select Funds (the “Fund”) in connection with the preparation of Post-Effective Amendment No. 51 to the Fund’s Registration Statement on Form N-1A (the “Amendment”), and we have reviewed a copy of the Amendment being filed with the Securities and Exchange Commission.

     Pursuant to paragraph (b)(4) of Rule 485 under the Securities Act of 1933, as amended, we represent that, based on our review and our assessment of the disclosure changes being effected by the Amendment, the Amendment does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Very truly yours,

/s/ K&L Gates LLP